EXHIBIT 16.1

Child, Van Wagoner & Bradshaw, PLLC

5296 Commerce Drive, Suite 300

Salt Lake City, Utah  84107

March 20, 2007

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

Ladies and Gentlemen:

     We have read statements that NT Holding Corp. has included under “Change in Registrant’s Certifying Accountant” of the Form 8-K report to be filed on or about March 21, 2007 regarding the recent change of its auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in the filing.

Very truly yours,

/s/ Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC